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EXHIBIT 99B.3
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CONSOLIDATED BALANCE SHEETS                          U S WEST, Inc.
(UNAUDITED)
                                              March 31, December 31,
In millions                                     1995        1994
- -------------------------------------------- ----------------------
ASSETS
Current assets:
 Cash and cash equivalents                        $148        $209
 Accounts and notes receivable                   1,664       1,693
 Inventories and supplies                          199         189
 Deferred tax asset                                343         352
 Prepaid and other                                 335         323
                                             ----------------------
    Total current assets                         2,689       2,766
                                             ----------------------

Property, plant and equipment - net             13,930      13,997
Investment in Time Warner Entertainment          2,509       2,522
Intangible assets - net                          1,887       1,858
Investment in international ventures               994         881
Net investment in assets held for sale             414         302
Other assets                                     1,176         878
                                             ----------------------
    Total assets                               $23,599     $23,204
                                             ======================
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
 Short-term debt                                $3,565      $2,837
 Accounts payable                                  729         944
 Employee compensation                             316         367
 Dividends payable                                 252         251
 Current portion of restructuring charges          359         337
 Other                                           1,364       1,278
                                             ----------------------
    Total current liabilities                    6,585       6,014
                                             ----------------------

Long-term debt                                   5,137       5,101
Postretirement and other postemployment
 benefit obligations                             2,281       2,502
Deferred taxes, credits and other                2,013       2,154

Preferred stock subject to mandatory redemption     51          51

Common shareowners' equity:
 Common shares                                   8,092       8,056
 Cumulative deficit                               (360)       (458)
 LESOP guarantee                                  (187)       (187)
 Foreign currency translation adjustments          (13)        (29)
                                             ----------------------
  Total common shareowners' equity               7,532       7,382
                                             ----------------------
    Total liabilities and shareowners'
      equity                                   $23,599     $23,204
                                             ======================
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